EXHIBIT 99.1
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN  55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE	For More Information Contact:
August 4, 2011	Susan Knight, Chief Financial Officer
(952) 937-4000

MTS REPORTS 2011 FISCAL THIRD QUARTER FINANCIAL RESULTS

➢	Revenue growth of 38 percent drives strong EPS performance

➢	Continued robust orders growth, includes three large orders totaling $35 million

➢	Record backlog positions Company for strong fiscal 2011 outlook

Eden Prairie, Minn., August 4, 2011 – MTS Systems Corporation (NASDAQ: MTSC) today reported fiscal 2011 third quarter financial results.

“While the global economy experiences persistent volatility, we are encouraged to see continued strength across our business. Our performance during the third quarter was slightly stronger than anticipated, with both Test and Sensors segments demonstrating healthy order, revenue and backlog growth. This provides some added momentum as we head toward the end of fiscal 2011,” said Laura B. Hamilton, chief executive officer and chair. “The efforts we have made over the past several years to broaden the markets we serve, both in terms of geography and applications, and to enhance our competitiveness, continue to benefit MTS and our customers.”

Third Quarter Results

Orders were $149.5 million, a 59 percent increase compared to the fiscal 2010 third quarter. Orders growth reflects continued strong base-order expansion in both businesses and includes $35 million in large orders (defined as more than $5 million). Large orders is up $29 million from FY’10 3rd quarter. Backlog sequentially rose 14 percent to $289 million, up from $188 million a year ago.

Revenue was $116.8 million, up 38 percent compared to the prior year, including 38 percent growth in Test, and 35 percent growth in Sensors, driven by higher beginning backlog and strong current-quarter orders. The gross margin rate rose to 42.7 percent, up 3.6 percentage points, on leverage provided by higher volume, as well as a favorable product mix.

Income from operations totaled $15.6 million, compared to a loss from operations of $1.5 million in the prior year. The increase predominantly resulted from higher gross margin. Operating expenses in the current quarter included legal and consulting expenses of $2.6 million related to the U.S. Government matters. Operating expenses in the prior year included a legal settlement expense of $6.3 million. Net earnings were $0.69 per share, compared to $0.00 per share in the prior year primarily due to higher income from operations.

Cash Position

Cash and cash equivalents at the end of the third quarter totaled $101.3 million, compared to $105.7 million at the end of the second quarter fiscal 2011. During the third quarter, operating activities generated cash of $8.1 million. The company paid $9.6 million during the quarter to finalize the accelerated share purchase agreement that was initially entered into in August 2010. Additionally, the company paid $3.1 million in dividends and invested $2.8 million in capital expenditures.

MTS News Release

Segment Results

Test Segment:

Orders were $121.7 million, up 69 percent compared to the prior year, primarily driven by sales activity in Europe and Asia. As noted above, orders in the third quarter include three large custom orders totaling approximately $35 million. Prior-year orders included one large custom order of approximately $6 million. Two of the three large custom orders in the fiscal 2011 period came from the wind industry, an emerging target market for MTS. Currency translation favorably impacted orders by 10 percent. Backlog sequentially increased 14 percent to a record high $271 million.

Revenue grew 38 percent to $89.3 million reflecting higher beginning backlog. Currency translation benefited revenue by 6 percent.

Gross profit was $34.0 million, an increase of $12.5 million, or 58 percent, and the gross margin rate was 38.1 percent, an increase of 4.8 percentage points. The higher gross margin rate resulted from both volume leverage and favorable product mix.

Income from operations totaled $8.9 million, compared to a loss from operations of $6.7 million in the prior-year quarter, reflecting the higher revenue and gross profit rate. Operating expenses in the third quarter included the previously mentioned legal and consulting costs of $2.6 million related to the U.S. Government matters. Operating expenses in the prior-year quarter included the previously mentioned legal settlement costs of $6.3 million.

Sensors Segment:

Orders were $27.8 million, a record high and a 28 percent increase compared to the prior year. Currency translation had an 11 percent favorable impact. Backlog sequentially increased 3 percent to $18 million.

Revenue rose 35 percent to $27.5 million, driven by orders growth and a 12 percent favorable impact of currency translation.

Gross profit was $15.8 million, up $4.1 million or 35 percent, and the gross margin rate was 57.4 percent, a decrease of 0.3 percentage points due to higher material costs. Income from operations was $6.7 million, an increase of 28 percent, stemming from higher gross profit, partially offset by higher operating expenses.

Action by U.S. Government

The U.S. Department of Commerce and the U.S. Attorney’s Office for the District of Minnesota continue the previously disclosed investigation into the Company’s failure to disclose certain information on the Government’s Online Representations and Certifications Application (ORCA Certification). Further, the suspension from U.S. Government contracting by the U.S. Department of the Air Force related to the factual and legal issues underlying the investigation continues, limiting the Company’s ability to enter into prime contracts or subcontracts with U.S. Government agencies, certain entities which receive U.S. Government funds or which are otherwise subject to the Federal Acquisition Regulations, as well as those state and local government and commercial customers which decline to do business with entities suspended from government contracting. The U.S. Attorney’s Office also has recently expanded the scope of its inquiry to include the Company’s compliance record and practices in areas including export controls and government contracts. The U.S. Attorney’s Office, Department of Commerce and Air Force continue to gather information from the Company and individuals involved in the issues underlying the investigation, and the Company is cooperating with the agencies and is conducting its own review of these matters.

U.S. Government business and compliance are both important to MTS. The Company continues to review these matters and to fully cooperate with the Government’s requests, as appropriate. Currently, the Company is unable to determine the likely outcome or range of loss from these matters or predict with certainty the timeline for the resolution of these matters. An extended suspension or debarment from contracting with the U.S. Government or related fines or penalties, if any, could have a material adverse effect on MTS’s business.

MTS News Release

Outlook

Hamilton concluded, “Our third quarter and year-to-date results have been gratifying, and allow us to continue to make the investments necessary to sustain our long-term growth and achieve our performance potential. Thus far in fiscal 2011, we have invested in capacity expansion, productivity enhancements and geographic depth, most notably in China. These are ongoing initiatives for MTS where we have seen positive results in recent quarters and anticipate further gains in the future.”

In light of the company’s third quarter financial results, and assuming economic conditions continue as is, the company expects to modestly exceed its previous full-year outlook for revenue growth, EBIT rate as a percentage of revenue and return on invested capital (ROIC). Revenue growth is now estimated to be in the upper teens to low twenties with EBIT rate of 14-15%. In addition, ROIC is estimated to achieve or beat MTS’ long-term performance goal of greater than or equal to 20 percent.

Third Quarter Conference Call

A conference call will be held on August 5, 2011, at 10 a.m. EST (9 a.m. CDT). Call +1-719-325-4809 (Toll Free: +1-877-795-3638); and reference the conference pass code “3243029.” Telephone re-play will be available until 12 p.m. CDT, August 19, 2011. Call +1-719-457-0820 (Toll Free: +1-888-203-1112); and reference the conference pass code “3243029”.

A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/Investor/index.htm. It will be available on August 10, 2011.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,948 employees and revenue of $374 million for the fiscal year ended October 2, 2010. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements.

MTS News Release

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: the Company’s significant international business; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business; difficulties obtaining the services of skilled employees; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the irregularity and development of sales, delivery and acceptance cycle for the Company’s products; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets; an adverse outcome of the ongoing government investigation and proceedings that results in fines, penalties, or an extended suspension or debarment; and increased governmental and regulatory scrutiny or negative publicity resulting from the current investigation. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010

Revenue	$116,832	$84,944	$335,769	$268,174
Cost of sales	67,002	51,695	190,360	161,215
Gross profit	49,830	33,249	145,409	106,959
Gross margin	42.7%	39.1%	43.3%	39.9%

Operating expenses:
Selling, general and administrative	30,354	30,609	82,904	80,746
Research and development	3,852	4,154	10,538	11,206
Total operating expenses	34,206	34,763	93,442	91,952

Income (loss) from operations	15,624	(1,514)	51,967	15,007
Operating margin	13.4%	-1.8%	15.5%	5.6%

Interest (expense) income, net	(74)	47	(824)	(790)
Other income (expense), net	856	(96)	973	(419)

Income (loss) before income taxes	16,406	(1,563)	52,116	13,798
Income tax provision (benefit)	5,453	(1,568)	16,066	3,782
Net income	$10,953	$5	$36,050	$10,016

Earnings per share:
Basic-
Earnings per share	$0.70	$0.00	$2.34	$0.61
Weighted average number of common shares outstanding - basic	15,570	16,315	15,435	16,454

Diluted-
Earnings per share	$0.69	$0.00	$2.29	$0.61
Weighted average number of common shares outstanding - diluted	15,789	16,378	15,718	16,509

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Balance Sheets
(unaudited - in thousands, except per share data)

	July 2,	October 2,
	2011	2010
ASSETS

Current Assets:
Cash and cash equivalents	$101,301	$76,611
Accounts receivable, net	81,576	66,369
Unbilled accounts receivable	42,368	26,389
Inventories	66,335	51,792
Other current assets	17,449	23,541
Total current assets	309,029	244,702

Property and equipment, net	57,413	56,444

Goodwill	15,953	15,429
Intangibles, net	25,383	24,753
Other assets	6,421	5,077
Total Assets	$414,199	$346,405

LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities:
Short-term borrowings	$40,240	$40,229
Accounts payable	29,459	21,818
Advance payments from customers	62,268	44,000
Other accrued liabilities	61,193	55,793
Total current liabilities	193,160	161,840

Other long-term liabilities	19,241	18,459
Total Liabilities	212,401	180,299

Shareholders' Investment:
Common stock, $.25 par; 64,000 shares authorized: 15,596 and 15,264 shares issued and outstanding, respectively	3,899	3,816
Retained earnings	178,608	147,609
Accumulated other comprehensive income	19,291	14,681
Total shareholders' investment	201,798	166,106
Total Liabilities and Shareholders' Investment	$414,199	$346,405

MTS News Release

Exhibit A
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Three Fiscal Months Ended
	July 2,	July 3,
Test Segment	2011	2010	% Variance

Orders	$121,664	$72,057	69%

Revenue	$89,346	$64,602	38%
Cost of Sales	55,304	43,082	28%
Gross profit	34,042	21,520	58%
Gross margin	38.1%	33.3%

Operating expenses	25,101	28,262	-11%

Income (loss) from operations	$8,941	$(6,742)	NM

Sensors Segment

Orders	$27,804	$21,684	28%

Revenue	$27,486	$20,342	35%
Cost of Sales	11,698	8,613	36%
Gross profit	15,788	11,729	35%
Gross margin	57.4%	57.7%

Operating expenses	9,105	6,501	40%

Income from operations	$6,683	$5,228	28%

Total Company

Orders	$149,468	$93,741	59%

Revenue	$116,832	$84,944	38%
Cost of Sales	67,002	51,695	30%
Gross profit	49,830	33,249	50%
Gross margin	42.7%	39.1%

Operating expenses	34,206	34,763	-2%

Income (loss) from operations	$15,624	$(1,514)	NM

"NM" represents comparisons that are not meaningful.